EXHIBIT 10.1

PHARMACY PURCHASE AGREEMENT

THIS AGREEMENT is made effective  the 3rd day of January, 2008, among  APOTHECARYRX, LLC, an Oklahoma limited  liability company (the “Buyer”), RAMBO  PHARMACY, INC., an Illinois corporation (the “Company”) and NORMAN GREENBERG, an individual (“Greenberg” and together with the Company, jointly and severally, the “Seller”).

B A C K G R O U N D :

A.          The Seller owns and operates the pharmacy business located in or near Decatur, Illinois, described at Schedule “A” attached as a part hereof (the “Business”).

B.          The Buyer desires to acquire and the Seller desires to sell the Business by the Buyer  acquiring all assets, rights and properties owned by the Seller which are used in, useful in or related to the ownership, operation or maintenance of the Business, except as specifically excluded herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained  and other good and valuable consideration, the  receipt and sufficiency  of which are hereby  acknowledged, the parties agree as follows:

1.               Sale Agreement. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and the Seller agrees to sell the Business, including, without limitation, all assets,  rights and property used in, useful in or related to the ownership, operation or maintenance of the  Business as of the date of this Agreement and the Closing Date (as hereafter defined) except for  the Excluded Assets (collectively, the “Assets”). Absolute ownership of the Assets will be  transferred to the Buyer on the Closing Date free and clear of all liens, claims and encumbrances  other than liens securing the Approved Liabilities (as hereafter defined). The Assets include,  without limitation:

1.               Fixtures and Equipment. All tangible personal property used in, useful in or  related to the ownership, operation or maintenance of the Business, including,  without limitation, all equipment, furniture, supplies and trade fixtures.

2.               Merchandise Inventory. All of the following inventory located on the premises of  the Business (the “Merchandise Inventory”):  (a) all saleable prescription pharmaceutical inventory except: (i) inventory that is damaged, has expired or  will expire within ninety (90) days following the Time of Transfer; (ii) nonwholesaler re-packed or misbranded pharmaceutical merchandise (except in-date  pre-packed bingo cards for nursing homes); (iii) compounding chemicals; and (iv)  any other inventory not transferable due to any applicable local, state or federal  law; and (b) all over-the-counter inventory reasonably acceptable to the Buyer.

3.               Contracts and Leases. All of the Seller’s interest  in all contracts, leases and  agreements used in, useful in or related to the ownership, operation or  maintenance of the Business or the Assets (the “Contracts”) that are reasonably  acceptable to the Buyer.

4.               Will Call Receivables. All of the Will Call Receivables (as defined in the  Transition Agreement (as hereinafter defined in paragraph 7.10)).

5.               Intangible Property. All intangible personal property used in, useful in or related  to the ownership, operation, or maintenance of the Business, including:  the right  to all names (including the name “Rambo Pharmacy”), telephone numbers, pager  numbers, cellular and digital phone numbers, internet web sites and electronic  mail addresses, if any;  all permits, licenses, certificates and operating authorities  necessary to operate the Business, to the extent assignable;  all customer and prospective customer lists including the exclusive use of such lists; (a) all books,  records and files, whether physical or electronic; and (b) all computer software, to  the extent assignable.

6.                                               Going Concern Assets. The covenant not to compete and other going concern  assets as set forth in the Goodwill Protection Agreement in substantially the form attached at Schedule “1.6” as a part hereof (the “Goodwill Protection  Agreement”).

2.           Excluded Assets. The Assets to be acquired  by the Buyer under this Agreement specifically exclude the following (the “Excluded Assets”):  (a) all cash, checks and coupons  located at the Business prior to the Time of Transfer (as hereinafter defined in paragraph 10.4),  except for a cash change fund in the amount of $500.00 (the “Change Fund”); (b) all accounts  receivable and any credit balances with suppliers, relating to operation of the Business prior to  the Time of Transfer other than the Will Call Receivables; (c) any Contracts not approved by the Buyer in writing after the date hereof; (d) the building and real property where the Business is located at 144 East Leafland, Decatur, IL 62521; and (e) those items described at Schedule “2”  attached as a part hereof that the Seller represents are not necessary for the ownership or  operation of the Business.

3.           Liabilities. The Seller will be solely responsible for and will pay or otherwise satisfy on  or before the Closing Date all:  (a) liabilities, obligations and debts of the Seller with respect to the Business in existence as of the Closing Date; and (b) taxes (including sales and income taxes)  accruing from operation of the Business or actions taken by the Seller prior to and through the  Closing Date.

4.           Purchase Price. Subject to the adjustments and prorations hereafter described, the total  purchase price to be paid by the Buyer to the Seller for the purchase of the Business is the  amount equal to the sum of (the “Purchase Price”):  (a) Two Million Two Hundred Thousand  Dollars ($2,200,000.00) (the “Base Price”); plus (b) the Merchandise Inventory Price (as  hereinafter defined in paragraph 5) calculated in accordance with paragraph 5 of this Agreement;  plus (c) the total amount of the Will Call Receivables (the “Receivables Price”). The Purchase  Price will be adjusted and paid as follows:

1.            Cash at Closing. On the Closing Date, the Buyer will pay to the Company in immediately available funds:  (a) sixty percent (60%) of the sum of (i) the Base  Price plus (ii) the Merchandise Inventory Price; plus (b) all of the Receivables Price, as adjusted under paragraphs 4.3 and 4.4.

2.            Seller Financing; Goodwill Protection. To satisfy the balance of the Purchase  Price, on the Closing Date, the Buyer will:  (a) execute and deliver a promissory  note in favor of the Company (the “Promissory Note”) in the amount equal to (i)  forty (40%) of the sum of the Base Price plus the Merchandise Inventory Price;  minus (ii) $220,000.00; and (b) enter into the Goodwill Protection Agreement  providing for payment of Two Hundred Twenty Thousand Dollars ($220,000.00),  together with interest accrued thereon  at the rate of seven percent (7%) per  annum, to Greenberg. The Promissory  Note will be secured by a security agreement (the “Security Agreement” and collectively with the Promissory Note,  the “Financing Documents”), bear interest at seven percent (7%) per annum, be payable in blended installments of principal and interest as set forth therein and  have a term of three (3) years. The Financing Documents will be in substantially  the form set forth at Schedule “4.2” attached as a part hereof.

3.            Adjustments. On the Closing Date, the amount to be paid pursuant to paragraph

4.1 will be adjusted as follows (the “Closing Adjustment”):  (a) decreased for any and all unpaid liabilities which on the Closing Date are assumed by the Buyer or  collateralized by any of the Assets, or for which the Buyer becomes liable; and (b)  increased by the amount of the Change Fund which is actually delivered to the  Buyer in cash not to exceed $500.00.

4.            Prorations. On the Closing Date, the amount to be paid pursuant to paragraph 4.1  will be adjusted based on the proration of all rents (including ad valorem taxes and casualty insurance), if any, and utilities for the month in which the Time of  Transfer occurs through the Time of Transfer (the “Prorations”). All accounts  payable and other liabilities incurred prior to the Time of Transfer will be the sole  responsibility of the Seller. All accounts payable and other liabilities incurred by  the Buyer in connection with the Business on and after the Time of Transfer will  be the sole responsibility of the Buyer. All accounts receivable and other  revenues will be apportioned as provided  in the Transition Agreement. Each  party shall, promptly upon receipt, deliver to the other party copies of each relevant bill or statement that may be in such party’s records.

5.            Allocation. The Purchase Price will be allocated among the Assets by the Buyer  and the Seller according to sound accounting practices and such allocation will be incorporated into a supplemental instrument to be executed and delivered by the  parties on the Closing Date.

5.               Inventory. A physical inventory (the “Inventory”) will be taken of all Merchandise  Inventory and supplies located at the Business on January 11, 2008. The Inventory will be  certified and taken by an inventory service selected mutually by the Buyer and the Seller. The  cost of the Inventory will be divided equally between the Seller and the Buyer. The Inventory  will be recorded on duplicate inventory sheets in the presence of the Seller and the Buyer or their  representatives, and a copy of such inventory sheets will be furnished to the Seller and the Buyer. All damaged or unsaleable merchandise, merchandise that is out of date or will become out of  date within ninety (90) days after the date the Inventory is conducted or merchandise that the  Buyer reasonably determines cannot be sold  for full retail price (together, the “Excluded  Inventory”) will be excluded from the Inventory and set aside. The Seller will have the right to remove all Excluded Inventory from the Business within forty-eight (48) hours and to return the  Excluded Inventory or send it to a reclamation  center for processing. Any Excluded Inventory  not timely removed from the Business by the Seller will be deemed abandoned and the Buyer  may dispose of the Excluded Inventory as the  Buyer deems appropriate and all proceeds from  such disposition will belong to the Buyer. The purchase price for the Merchandise Inventory  (the “Merchandise Inventory Price”) will be the actual cost paid by the Seller for each item listed in the Inventory after all discounts and rebates are applied.

6.               Representations and Warranties. As an inducement to the Buyer to enter into this  Agreement, the Seller represents and warrants to the Buyer that as of the date of this Agreement  and the Closing Date:

1.            Financial Statements. The Seller has delivered  to the Buyer the unaudited financial statements for the Business for the periods ending December 31, 2005,  December 31, 2006 and September 30, 2007. There has not been a material  change (nor an event which would result in any material change) in the Business,  or in the results of operation or financial condition of the Company since the  effective date of the most recent financial statements. The financial statements, copies of which are attached at Schedule “6.1” as a part hereof, consist of a  balance sheet, an income statement and all appropriate notes and disclosures. The  financial statements, income statements and notes and disclosures are true and  correct in all material respects and present fairly the financial condition and results of operations of the Business at the dates thereof and for the respective periods then ended and have been prepared in accordance with accounting principles consistently applied.

2.            Absence of Liabilities. The Seller currently has no debt, liability, obligation or  commitment, absolute or contingent, known or unknown, relating to or connected  with the Business or the Assets other than:  (a) those set forth (and not exceeding the amounts so set forth) in the most recent financial statements attached at  Schedule “6.1” (the “Current Financial Statements”) and not otherwise paid or  discharged after the date thereof; (b) and those incurred in the ordinary course of business from the effective date of the Current Financial Statements, through the  date of this Agreement consistent with past practices. Except for the items shown  on the Current Financial Statements of the Seller which will be paid from the sale  proceeds hereunder, on the Closing Date, the Business will have no claims, debts,  liabilities, obligations, guaranties or commitments and the Seller will not be a party to, be bound or subject to any real or personal property leases relating to the  Business other than the Contracts. The Assets and the Business will not be subject to or liable for any claim,  debt, liability, obligation, guaranty or  commitment immediately after the Closing Date. Any such claims, debts,  liabilities, obligations or commitments will be the sole responsibility of the Seller, and the Seller hereby agrees to indemnify and hold harmless the Buyer from all such amounts.

3.            Title to Assets. The Seller owns, possesses and has good and marketable title to  the Assets free and clear of all mortgages, liens, leases,  pledges, charges,  encumbrances, equities, easements, rights of way, covenants, conditions,  restrictions or claims of every nature and kind whatsoever, other than those  described at Schedule “6.3.”  The Assets constitute all the assets used in, useful in  or related to the Business. Each Asset is:  (a) either (i) in good saleable condition or (ii) in good operating condition and repair, and in sound structural condition;  and (b) free and clear of any material defects or any restrictions on or conditions to transfer or assignment.

4.            Contracts. Schedule “6.4” is a true, correct and complete list (or description, in  the case of oral agreements) of all of the Contracts. Except as disclosed to the Buyer in writing:  (a) such contracts, leases and agreements are in full force and  effect; (b) the Seller is in full compliance with all of the Seller’s obligations under  the Contracts; (c) the counterparty under each of the Contracts is in full  compliance with all of such party’s obligations under the Contracts; (d) no default  exists under any of the Contracts; (e) no event of default or event which would  become an event of default with the  giving of notice or passage of time has occurred; and (f) no condition presently exists which would give any party to any  contract the right to terminate such  contract. There are no other material  contracts, leases, commitments or agreements in effect related to the Assets or the Business other than those identified at Schedule “6.4” attached as a part hereof.

5.            Legal Requirements. The Seller:  (a) has all requisite power to own, lease and  operate the Seller’s properties, including, without limitation, the Assets and to  carry on the Seller’s business as now  being conducted, including, without  limitation, the Business; (b) is duly qualified to carry on the Business in the State where the business is located; and (c) holds all required licenses and permits for carrying on all aspects of the Business. The Seller and the Business have  complied and will continue to comply with all applicable federal, state or local  statutes, laws and regulations including, without limitation, any applicable  building, zoning or other law, ordinance or regulation affecting the operation of  the Business.

6.            Zoning. To the best knowledge of the Seller, the zoning of the real property  where the Business is located permits the presently existing improvements and the  continuation of the Business as presently being conducted. To the best  knowledge of the Seller, the Seller has received no notice of any and there are no:

(a)           pending changes in statutes, regulations or local laws (including zoning) that  will render any part of the Business illegal; (b) outstanding orders or notices pending from any local authority, governmental body or governmental agency  with respect to the Assets or the Business; or (c) plans, studies or efforts by any  governmental authority or agency or of any non-governmental person or entity  which in any way would materially affect all or any portion of the Business or the  Assets.

7.            Insurance. The Seller has and will maintain in full force and effect through the  Closing Date insurance against all risks, damages, losses and liabilities usual and customary for Business similar to the  Business, including without limitation,  general liability, casualty, workers’ compensation and property insurance. The Seller is not self insured for any risks. The Seller’s current insurance coverage on the Business is described at Schedule “6.7” attached as a part hereof.

2.            Environmental Issues. The Seller has not and to the best knowledge of the Seller  no other party has disposed, deposited, discharged, placed or otherwise caused any release of any hazardous or toxic  materials, substances, pollutants, contaminants or wastes at, on or near the real property and improvements where  each Business is located in contravention of any applicable federal, state or local  laws, rules or regulations.

3.            Consents and Approvals. Other than in compliance with the provisions of  applicable statutes and regulations, no notice to, filing with, or authorization,  consent or approval of, any domestic  or foreign public body or authority is  necessary for the consummation of the  transactions contemplated by this  Agreement. The execution, delivery, performance and consummation of this Agreement does not and will not:  (a) violate, conflict with or constitute a default  or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture,  mortgage, deed of trust, lease or other agreement, instrument or arrangement to  which the Seller is a party or by which the Seller, the Business or the Assets are  bound; (b) violate, conflict or constitute a breach of any statute, regulation or  judicial or administrative order, award, judgment or decree to which the Seller is a  party or to which the Seller, the Assets or the Business are bound or subject; or (c)  result in the creation or imposition of any adverse claim or interest, or any lien,  encumbrance, charge, equity or restriction of any nature whatever, upon or  affecting the Seller, the Business or the Assets.

4.            Litigation. Except as set forth at Schedule “6.10,” there is no:  (a) action, suit or  proceeding pending or threatened against the Seller, the Assets or the Business; or  (b) proceeding, investigation, charges, audit or inquiry threatened or pending  before or by any federal, state, municipal or other governmental court,  department, commission, board, bureau, agency or instrumentality which might  result in an adverse effect on the Seller, the Business or the Assets.

5.            Certain Employee Plans. Except as set forth at Schedule “6.11,” the Seller:  (a)  has no “employee benefit plans,” as defined in the Employee Retirement Security  Act of 1974, as amended, including by way of example and not limitation, 401(k),  Keogh, SEP and health insurance plans; and (b) is not a party to any multiemployer plan. Other than at-will employment agreements, there are no  employment agreements with any officers, directors, employees, retired  employees or former employees of the Seller.

6.            Computer Systems. All computer software which is used in connection with the  operation of the Business is either proprietary or held pursuant to a valid, legal  and binding license agreement which is in full force and effect, and no event has  occurred which would constitute an event of default under any applicable agreement or which, with the lapse of time, the giving of notice or both, would  constitute an event of default under any applicable agreement. Other than written industry standard license agreements, each such program or system is complete  and is not subject to any  lien, claim, encumbrance, security interest, right, restriction, option or purchase obligation held by any person.

7.            Taxes. All tax returns and reports of the Seller required by law to be filed have  been filed or valid extensions have been obtained. The returns which have been  filed are true and correct and all taxes shown as due thereon have been paid. All  taxes and other governmental charges which are due and payable have been paid  and recorded in the appropriate accounting records. There is no pending or  known threatened claim against the Seller for payment of additional taxes in  excess of the amounts reflected on such party’s books and financial statements. The Seller has not executed any waiver  of any statute of limitations against  assessments of taxes.

8.            Authority. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority  and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid  and binding with respect to each Seller and is enforceable in accordance with its terms. On execution, delivery and performance of this Agreement in accordance  with its terms, the Buyer will own one hundred percent (100%) of the Business  and the Assets free of all claims, liens, encumbrances and liabilities.

9.            Labor Relations. The Seller and the Business have not and are not now a party to  any collective bargaining or other labor contract. To the best knowledge of the  Seller, there has not been, there is not presently or existing and there has not been  any threat of:  (a) any strike, slow down, picketing, work stoppage or employee  grievance process; (b) any proceeding against or affecting any of the Business  relating to the alleged violation of any federal, state, local, municipal, foreign,  international, multinational or other administrative order, constitution, law,  ordinance, principle of common law, regulation, statute or treaty pertaining to  labor relations or employment matters, including any charge or complaint filed by  an employee or union with the National Labor Relations Board, the Equal  Employment Opportunity Commission, or any comparable governmental body,  organizational activity, or other labor employment dispute against or affecting any  of the Business, their premises or the Assets; or (c) any application for  certification of a collective bargaining agent. To the best knowledge of the Seller,  no event has occurred or circumstances exist that could provide the basis for any  work stoppage or other labor dispute. There is no lock out of any employees of the Seller, and no such action is contemplated by the Seller. The Seller and the  Business have complied in all respects with all legal requirements relating to the employment, equal employment opportunity, non-discrimination, immigration,  wages, hours, benefits, collective bargaining, the payment of social security and  similar taxes, occupational safety and health and plant closings. Neither the Seller  nor the Business is liable for the payment of any compensation, damages, taxes,  fines, penalties or other amounts, however designated, for failure to comply with  any of the foregoing.

7.             Full Disclosure. To the best knowledge of the Seller, this Agreement, any schedule referenced in or attached to this Agreement, any document furnished to  the

Buyer under this Agreement or any certification furnished to the Buyer under  this Agreement does not contain any untrue statement of a material fact and does  not omit to state a material fact necessary to make such statement, in the circumstances under which it was made, not misleading. All of the  representations, warranties and covenants in this Agreement:  (a) are true and correct as of the date made; (b) will be true and correct as of the Closing Date;  and (c) will survive and not be waived, discharged, released, modified, terminated  or affected by any due diligence by the Buyer. For purposes of this Agreement,  when a statement is qualified by the phrase “to the best knowledge of the Seller,”  such phrase means: (y) the actual knowledge of the Seller; and (z) the knowledge  which the Seller, in the exercise of reasonable diligence, could obtain.

7.               Covenants. The parties agree to perform the following prior to the Closing Date:

10.          Inspection. During the ten (10) day period commencing on the date this  Agreement is executed by the Seller (the “Inspection Period”), the Buyer will  conduct such investigation and inspection with respect to the properties, books,  records, legal documents, financial accounts, contracts, title records and prospects  of the Business as the Buyer deems appropriate. If the Buyer determines in good faith that the Business or the Assets are unsatisfactory for any reason whatsoever,  the Buyer will have the option to terminate this Agreement by written notice to the Seller within two (2) days after the expiration of the Inspection Period or to  provide written notice to the Seller setting forth the Buyer’s objections. The  Buyer may send multiple objection notices and each such notice will not waive any right to make additional objections within the foregoing time periods. The  Seller will have seven (7) days after receipt of any such objection notice to satisfy the Buyer’s objections. If the Seller is unable to satisfy the Buyer’s objections, the  Buyer will have the option to waive such objections, extend the Closing Date by that period of time which is reasonably required to enable the Seller to satisfy such objections or to terminate this Agreement by written notice to the Seller.

11.          Conduct of Business. Prior to the Closing Date, the Seller will operate the Business in a businesslike manner in accordance with the Seller’s prior practices and will use the Seller’s best efforts to maintain and preserve the Business, the  goodwill of all customers and good relations with its employees. In addition, unless the Buyer otherwise consents in writing:

12.                             1                                       Except in the ordinary course of business, the Seller will not enter into any  new employment agreement, amend or extend any existing employment  agreement, grant any severance pay,  termination pay or increases in  compensation, take any action to vest any overfunded benefits in any  benefit plan or adopt or amend any bonus, profit sharing, pension, stock  option or similar plan, trust or other arrangement.

2.                                  The Seller will not enter into any new labor or collective bargaining  agreement or amend or extend any existing labor or collective bargaining  agreement.

3.                                  The Seller will not enter into any new supply agreement with any supplier  of any of the Merchandise Inventory or amend or extend any existing  supply agreement.

13.                            The Seller will not enter into  any agreement, arrangement or  understanding involving the sale, transfer, assignment or other disposition  of, or grant a security interest in or optional rights to purchase or otherwise  acquire the Assets or the Business.

14.                            The Seller will not, and will cause each of the Seller’s representatives and affiliates not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or  proposals from any person other than the Buyer relating to any transaction involving the sale of the Business  or the Assets, or any merger, consolidation, business combination or similar transaction involving the  Business.

6.           The Seller will not increase prices of any of the merchandise offered for  sale at the Business except as a direct result of an increase in the Seller’s cost of such merchandise and in the ordinary course of business.

3.           Consents. The Seller will cooperate with  the Buyer to obtain, all licenses,  permits, consents, approvals, authorizations, qualifications and orders of  governmental authorities and parties to contracts with the Seller as are necessary for the consummation of the transactions contemplated by this Agreement. However, no contract will be amended to increase the amount payable thereunder  and no burden to the Buyer will be increased to obtain any consent, approval or authorization.

4.           Employment. On the Closing Date, Aric Greenberg will enter into an  employment agreement with the Buyer  or its affiliates (the “Employment  Agreement”) in substantially the form attached at Schedule “7.5.”  The Seller will  terminate all employees of the Business effective as of the Time of Transfer and  be responsible for all compensation, accrued vacation, severance pay or termination pay or other related claims with respect to all such terminated  employees through the Time of Transfer. On the Closing Date, the Buyer will  have the right, but not the obligation, to offer to employ those employees of the  Business determined by the Buyer in the Buyer’s sole discretion. The terms of  employment for each such retained employee will be determined by the Buyer. Following the Closing Date, the performance of each employee who continues employment with the Buyer will be evaluated periodically by the Buyer using  such criteria as may be established from time to time by the Buyer. The Seller agrees to use its best efforts to ensure that the employees of the Seller selected by the Buyer continue their association with the Business.

5.           Leases. The Seller will cause the owner of the building where the Business is located to enter into a lease of such building (the “Lease”) with the Buyer on  reasonable and customary terms including the following:  (a) rental payments of $3500 per month for a term of ten (10) years; (b) Buyer will pay property taxes,  utilities and insurance on the building; and (c) the Buyer’s maintenance  obligations are limited to the Buyer’s improvements and ordinary wear and tear on  the interior surfaces of the walls, floors and ceilings as well as routine  maintenance and repairs of the plumbing fixtures and heating and air conditioning systems, exterior signs for the business and those portions of the parking area  requiring the application of  white rock and the cutting or removal of weeds. Seller shall remain responsible for the replacement of and major repairs to the  heating and air conditioning systems if needed.

6.           Seller’s Insurance. Through the Time of Transfer, the Seller will maintain  insurance coverage using “occurrence” form policies customarily maintained by the parties engaged in the Business and covering all loss, damage, liability and  risk allocated to the Sellers in paragraph 10.3 including, without limitation, general liability, casualty, workers’ compensation, vehicle and property insurance  in amounts satisfactory to the Buyer.

7.           Conditions. The Seller will use its best efforts to cause the conditions in paragraph 8  to be satisfied. The Buyer will use its best efforts to cause the  conditions in paragraph 9 to be satisfied.

8.           Sales Tax Report. The Seller will complete and file any sales tax report required to be filed with the tax authorities for the state where the Business is located in connection with the consummation of this transaction.

9.           Business Transition. As soon as practicable after the Closing Date, the Buyer will  apply for applicable state pharmacy  and DEA licenses along with any other  permits or licenses required by state or local regulations, and obtain agreements with third party payers necessary to collect reimbursement for prescriptions dispensed and associated fees. On the Closing Date, the Seller and the Buyer will  enter into a Transition Agreement in the form attached at Schedule “7.10” (the  “Transition Agreement”), to allow the Buyer to operate the Business after the  Closing Date under the Seller’s permits and licenses after the Time of Transfer  until the Buyer obtains all necessary permits and licenses.

1.               The Buyer’s Conditions Precedent. The obligation of the  Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to  applicable law) at or prior to the Closing Date of each of the following conditions:  (a) no preliminary or permanent injunction or other order will have been issued by any court of  competent jurisdiction or any regulatory body preventing consummation of the transactions  contemplated by this Agreement; (b) no action will have been commenced or threatened against  the Seller, the Buyer or any of their respective affiliates, associates, officers or directors seeking  damages arising from, to prevent or challenge the transactions contemplated by this Agreement; (c) all key employees which the Buyer elects to retain pursuant to the terms of paragraph 7.5 of this Agreement, will have entered into an employment arrangement with the Buyer on terms satisfactory to the Buyer; (d) all representations and warranties of the Seller contained herein will  be true and correct in all material respects on and as of the Closing Date; (e) the Seller will have performed or satisfied on and as of the Closing Date, all obligations, covenants, agreements and  conditions contained in this Agreement to be performed or complied with by the Seller; (f)  except for the Licenses (as defined in the Transition Agreement), the Buyer will have received all licenses, permits, consents, approvals, authorizations, qualifications, orders and waivers of governmental authorities and third parties which: (i) are required for the Buyer to continue the  Business after the Closing Date, or (ii) if not obtained would adversely affect the Business, the  Assets or the properties or liabilities of the Buyer after the Closing Date; (g) there is no material  adverse change, nor any event which would result in any material adverse change, so far as can  reasonably be foreseen by the Buyer, in the Business or in the results of operations; (h) the Business will not have incurred any material loss on or prior to the Closing Date, whether or not  covered by insurance; (i) the Buyer will have completed preacquisition due diligence of all  aspects of the Seller, the Business and the Assets and the Buyer will be satisfied with the results  of such due diligence; (j) all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will have been initiated, completed, obtained or drafted  to the satisfaction of Buyer’s counsel, and the Seller will have delivered such additional  certificates and other documents as the Buyer reasonably requests including, without limitation,  such certificates of the Seller dated the Closing Date evidencing compliance with the conditions  set forth in this paragraph 8; (k) the Buyer will have received approval from the Buyer’s  managers to complete the acquisition of the Business and the Assets; (l) the Seller will not be the subject of any order,  investigation or hearing by any regulatory authority or by the Illinois  income tax agency, the Internal Revenue Service, the Justice Department of the United States or  any public or private consumer protection or other agency, committee or organization; and (m)  the Lease will have a minimum remaining term of ten (10) years after the Closing Date and be on   terms satisfactory to the Buyer.

9.               Seller’s Conditions Precedent. The obligation of the Seller to consummate the  transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the  Closing Date, of each of the following conditions, any or all of which may be waived in whole or  in part:  (a) no preliminary or permanent injunction or other order will have been issued by any  court of competent jurisdiction or any governmental or regulatory body preventing  consummation of the transactions contemplated by this Agreement; (b) no action will have been  commenced or threatened against the Seller, the Buyer or any of their respective affiliates, associates, officers or directors seeking damages arising from, to prevent or to challenge the transactions contemplated by this Agreement; (c) all representations and warranties of the Buyer contained herein will be true and correct in all material respects on and as of the Closing Date;  and (d) the Buyer will have performed in all material respects all obligations, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer.

10.             The Closing. Unless extended as provided in paragraph 7.2, this Agreement will be  consummated at 1:00 p.m. local time at a location near the Business agreed to by the parties on the later of the following dates (the “Closing Date”):  (a) the first business day after the Inventory  is complete and accepted by both parties; or (b) the first (1st) business day following the day on which the last of the conditions set forth in paragraph 8 hereof is satisfied or waived.

1.             The Buyer’s Deliveries. On the Closing Date, the Buyer will deliver or cause to be delivered to the Seller the following items (all documents will be duly  executed and acknowledged where required):

7.            Payment. The cash portion of the Purchase Price as adjusted under paragraphs 4.3 and 4.4;

8.            Financing Documents. The Financing Documents;

9.            Goodwill Protection Agreement. The Goodwill Protection Agreement;

10.          Employment Agreement. The Employment Agreement;

11.          Evidence of Authority. Such corporate resolutions, certificates of good  standing, incumbency certificates and  other evidence of authority with  respect to the Buyer as might be reasonably requested by the Seller;

12.          Closing Memorandum. A memorandum setting forth the items delivered  and accounting for the payments made on the Closing Date; and

7.            Additional Documents. Such additional documents as might be  reasonably requested by the Seller to consummate this Agreement.

2.             Seller’s Deliveries. On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed  and acknowledged where required):

3.            Assignment. Bills of sale, assignments and conveyances acceptable to the Buyer necessary to convey to the Buyer all of the Seller’s right, title and  interest in and to all of the personal property comprising a portion of the  Assets;

4.            Goodwill Protection Agreement. The Goodwill Protection Agreement;

5.            Employment Agreement. The Employment Agreement;

6.            Documents; Keys. The originals of all documents to be assigned to the  Buyer, including, without limitation, all contracts, books, records and  insurance policies; all keys, combination locks and other security devices  located at the Business.

7.            Closing Memorandum. A memorandum setting forth the items delivered  and accounting for the payments made on the Closing Date;

8.            Additional Documents. Such additional documents as might be  reasonably requested by the Buyer to consummate this Agreement.

3.             Possession. Possession of the Business and all of the Assets in connection with the Business will be delivered to the Buyer effective 12:01 a.m. on January 12,  2008 (the “Time of Transfer”) free from all parties claiming rights to possession  of or having claims against the Business and the Assets. In addition, with respect  to each Asset and the Business, risk of loss, damage, claim, liability or other  matter including, without limitation, all  liabilities arising from any accident, personal injury, death, property damage or other claim related to operation of the Business will pass from the Seller to the Buyer on the Closing Date.

4.                            Costs. The Seller will pay the following closing costs:  (a) the Seller’s attorneys’ fees, accountants’ fees and fees of other advisors; (b) all sales taxes assessed in connection with consummation of this transaction; and (c) any other charge  imposed for the transfer of any item comprising the Assets. The Buyer will pay the Buyer’s attorneys’ fees.

11.             Indemnification. The parties agree to indemnify each other as follows:

9.           Seller’s Indemnification. The Seller agrees to pay, defend, indemnify, reimburse and hold harmless the Buyer and its directors, officers, agents and employees (the  “Buyer Indemnified Parties”) for, from and against any loss, damage, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and  expenses of litigation) incurred or suffered or paid by, imposed upon, resulting to or threatened against any of the Buyer Indemnified Parties and which directly or  indirectly results from, arises out of or in connection with, is based upon, or exists  by reason of:  (a) any misrepresentation  in or breach of any representation or warranty made by the Seller in this Agreement; (b) any breach of, or failure to  perform, any agreement of the Seller contained in this Agreement; and (c) any  claim made by a third party with respect to the Seller’s operation of the Business  on or before the Closing Date, including, without limitation, liability arising from  the termination of any employee of the Seller by the Seller.

1.                            Buyer’s Indemnification. The Buyer agrees to indemnify and hold harmless  the Seller and the Seller’s officers, directors, managers, employees, agents and  members (collectively, the “Seller Indemnified Parties”) against any loss, liability,  deficiency, damage, expense or cost (including reasonable legal fees and expenses  of litigation), whether or not actually incurred or paid that the Seller Indemnified  Parties may suffer, sustain or become subject to, as a result of:  (a) any misrepresentation in any of the representations and warranties of the Buyer  contained in this Agreement; (b) any breach of, or failure to perform, any  agreement of the Buyer contained in this Agreement; and (c) any claim made by a  third party with respect to the operation of the Business on or after the Closing  Date.

2.                                                       Other Remedies. The remedies provided by this paragraph 11 are in addition to,  and not in lieu of, such other remedies as may be available under applicable laws. Without limitation, the Buyer is entitled to enforce this Agreement by specific  enforcement without the necessity of demonstrating inadequacy of damages or irreparable harm.

3.                                                       Payment. Claims for indemnification involving the payment of money will be  paid within ten (10) days after notification thereof. Claims for indemnification involving amounts due to third parties will be promptly paid when due, subject to  the right to contest the same in good faith. Unpaid claims will incur interest at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal.

12.             Set-Off. To secure the Seller’s obligations under this Agreement, each Seller hereby grants to the Buyer a right of set-off upon and against the Promissory Note and the payments due  under the Goodwill Protection Agreement, provided that the Buyer will not have any other setoff rights against the Seller, including, without limitation, against payments due under the Lease  or for the Seller’s accounts receivable not sold to the Buyer hereunder. On a default by the Seller  to this Agreement which is not cured as provided in paragraph 14 of this Agreement, the Buyer is authorized to appropriate, set-off and apply the property for which a right of set-off is provided  under this paragraph 12 without notice to the defaulting party , provided that the Buyer will first  set-off against any amounts due under the Note before any set-off is made against the amounts due under the Goodwill Protection Agreement. Provided further, however, that should the Seller  successfully dispute the claimed default, or the amount of loss claimed by the Buyer to have  resulted from such default, the Buyer shall be deemed to have wrongfully exercised such right of  set-off and be liable to the Seller for the amount of such wrongful set-off, all costs and expenses  incurred by the Seller in disputing the claimed default or amount of loss (including actual  attorneys fees paid by the Seller.

13.             Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by:  (a) mutual consent of the Seller and the Buyer; (b) the Buyer, if the Buyer is not in default and the conditions set forth in paragraph 8 of this Agreement have not  been satisfied by the Seller or waived by the Buyer; (c) the Seller, if the Seller is not in default, and the conditions precedent set forth in paragraph 9 of this Agreement have not been satisfied or  waived by the Seller; or (d) the Buyer, pursuant to paragraph 7.2 of this Agreement. In the event  of termination, written notice thereof will be given to the other party or parties specifying the  provision pursuant to which such termination is made. On termination pursuant to this paragraph  13, this Agreement will become void and have no effect and there will be no liability hereunder  on the part of the Buyer or the Seller or any of their respective officers, directors, employees,  agents, stockholders or principals.

14.             Default. If a party fails to perform any obligation contained in this Agreement, the party  claiming default will serve written notice to the other party specifying the nature of such default  and demanding performance. If such default has not been cured within ten (10) days after  receipt of such default notice, the nondefaulting party will be entitled to exercise all remedies  arising at law or in equity  by reason of such default, including, without limitation, specific  performance of this Agreement or any one or more of the provisions herein contained.

15.             Miscellaneous. It is further agreed as follows:

1.                            Time. Time is of the essence of this Agreement.

2.                            Notices. Any notice, demand or communication required or permitted to be given  by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party  designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by  certified mail, postage and charges prepaid, directed to the following addresses or  to such other or additional addresses  as any party might designate by written  notice to the other parties:

If to Buyer:

Apothecary Rx, LLC
Attn: Mr. Lewis P. Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
Fax: (763) 647-1137

With a copy to:

Michael Meleen, Esquire
Commercial Law Group, P.C.
700 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Fax: (405) 232-5553

To the Seller:
Rambo Pharmacy, Inc.
Attn: Mr. Norman Greenberg, RPh
144 East Leafland
Decatur, IL 62521

With a copy to:

Thomas M. Shade, Esquire
132 South Water Street, Suite 515
Decatur, Illinois 62523
Fax: (217) 428-9742

3.                                                         Representations and Warranties. The respective representations and warranties of  the Seller and the Buyer contained herein or in any certificates or other documents  delivered prior to or at the Closing Date will not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such  representation and warranty will survive the Closing Date and will not be  terminated or extinguished. This paragraph 15.3 will have no effect on any other  obligation of the parties hereto, whether  to be performed before or after the  Closing Date.

4.                                                         Cooperation. Prior to and at all times following the termination of this Agreement  the parties agree to execute and deliver, or cause to be executed and delivered,  such documents and do, or cause to be done, such other acts and things as might  reasonably be requested by any party to this Agreement to assure that the benefits  of this Agreement are realized by the parties. The Seller, or its designated agents or representatives, will have access during normal business hours to all  prescription or business records of the Business relating to the time period prior to the Time of Transfer for purposes of preparing any reports and tax returns or as  may be needed for any audit purposes of any nature or kind, and the Seller may  produce duplicates of such records as needed or required at the Seller’s expense. The Buyer will retain such records for a period of at least three (3) years after the  Closing Date. After such three (3) year period, the Buyer will not have any  obligation to retain any such records for more than thirty (30) days after the date the Buyer gives written notice to the Seller of the Buyer’s intention to destroy  such records during which time the Seller may take possession of the originals (or  copies if in electronic format) of such records.

5.                                                         Press Release. The Buyer will prepare and issue all press releases relating to this  Agreement and the sale of the Business. The Seller will refer all inquiries concerning any transaction contemplated by this Agreement to the Buyer.

6.                                                         Headings. The paragraph headings contained in this Agreement are for reference  purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

7.                                                         Entire Agreement. This Agreement and any document executed in connection herewith on or after the date of this Agreement (the “Other Documents”) constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or in the Other Documents.

8.                                                         Assignment. It is agreed that the parties may not assign such party’s rights nor  delegate such party’s duties under this Agreement without the express written  consent of the other parties to this Agreement which consent will not be unreasonably denied. Notwithstanding the foregoing, the Buyer will be permitted  to assign this Agreement for all or part of the Assets to a wholly owned subsidiary  provided the Buyer remains liable for the performance of this Agreement and  executes a guaranty for the Seller financing.

9.                                                         Amendment. Neither this Agreement, nor any of the provisions hereof can be  changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or  termination is sought.

10.                                                   Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu  thereof a provision as similar in terms to such provisions as is possible and to be  legal, valid and enforceable.

11.                                                   Governing Law. This Agreement will be interpreted, construed and enforced in  accordance with the laws of the State of  Illinois, regardless of any applicable  principles of conflicts of law. Venue and jurisdiction over any dispute arising  under this Agreement shall be in the Circuit Court of Macon County, Illinois, or  in the Federal Court with jurisdiction over Macon County, Illinois.

12.                                                   Attorney Fees. If any party institutes an action or proceeding against any other  party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for  the reasonable expenses of attorneys’ fees and disbursements incurred by the  prevailing party.

13.                                                   Waiver. Waiver of performance of any obligation or term contained in this  Agreement by any party, or waiver by one party of the other’s default hereunder  will not operate as a waiver of performance of any other obligation or term of this  Agreement or a future waiver of the same obligation or a waiver of any future  default.

14.                                                   Brokerage. The Seller represents to the Buyer that the Seller has dealt with no broker in connection herewith. The Seller agrees to hold the Buyer harmless from  any claim for brokerage commissions asserted by any other party as a result of  dealings with the Seller. The Buyer agrees to indemnify and hold the Seller  harmless from any claim for brokerage commissions asserted by any party as a  result of dealings with the Buyer.

15.                                                   Counterpart Execution. This Agreement may be executed in counterparts,  including by telefacsimile, each of which will be deemed an original document but all of which will constitute a single document.

SIGNATURE PAGE TO PHARMACY PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective the date first above written.

RAMBO PHARMACY, an Illinois corporation

By:	/S/ NORMAN Greenberg
President

/S/ NORMAN Greenberg
Norman Greenberg

(together the “Seller”)

APOTHECARYRX, LLC, an Oklahoma limited liability company

By:	/S/ LEWIS P. ZEIDNER
President

(the “Buyer”)